OFFICE DEPOT



CONTACT: Eileen H. Dunn
         Vice President, Investor Relations/Public Relations
         561/438-4930
         edunn@officedepot.com
         ---------------------


                     OFFICE DEPOT COMMENTS ON FOURTH QUARTER
                                PROGRESS TO DATE

          |X| Earnings on Track for Q4; Comfortable with Consensus Estimates of $0.22
          |X| Sales Remain Below Expectations; Offset By Continued Improvement in Gross Margins and Tight Control Over Expenses


(Delray Beach, FL) December 4, 2002 - OFFICE DEPOT, INC. (NYSE: ODP), the world's largest seller of office products, today outlined its sales and earnings outlook for the fourth quarter ending December 28, 2002 in its regular mid-quarter update to investors.

Bruce Nelson, Office Depot's Chairman & CEO, commented on the quarter to date:
"While sales to our small business customers remain soft, gross margins continue to show some improvement, and we are keeping tight control over expenses. As a result, we remain comfortable with current consensus earnings expectations of $0.22 per share for the fourth quarter, a 69% increase over the $0.13 per share we reported for the comparable period last year.

"In North American retail, we expect store comps in the negative low single digit range. As we noted during our Investor Meeting, which we webcast in early November, sales for October were disappointing; and the month of November, until Thanksgiving, did not improve substantially. Last week, we had a strong holiday weekend, but remain cautious regarding the outlook for December. Despite the softness in store comps, both gross margins and store operating expenses are showing continued improvement over last year.

"In our BSG segment, the contract and e-commerce channels continue to show sales improvement. However, softness in our catalog business is likely to result in total BSG sales in the mid single-digit range for the quarter, down slightly from our previous high single digit guidance. BSG gross selling margins are in line for the quarter; and we continue to see the planned improvements in quality and efficiency in our North American warehouses.

"International sales in US dollars are tracking in the mid teens range, with most of our European countries performing to expectations. There is some softness in France as a result of strike disruptions and a soft overall economy, which is impacting our retail comp sales. Both gross margins and operating costs are tracking to forecast for our International segment.

"On a cautionary note, softness in the commercial real estate markets - driven by the continued weak economy and widely publicized real estate portfolio adjustments by some large general retailers -- has caused us to reassess the sub-let income expectations from the 70 under- performing stores we closed in early 2001. We have yet not completed our analysis, but believe that we may need to increase the reserve associated with the disposition of the remaining portion of the 70 stores that were closed. Any such increase in the reserve is not reflected in our current expectations for the fourth quarter."


ABOUT OFFICE DEPOT
No one sells more office products to more customers in more countries through more channels than Office Depot. As the largest seller of office products around the world, the Company operates under the Office Depot(R), Viking Office Products(R), Viking Direct(R) and 4Sure.com(R) brand names. As of September 28, 2002, Office Depot operated 861 office supply superstores in the United States and Canada, in addition to a national business-to-business delivery network supported by 24 delivery centers, more than 60 local sales offices and 13 regional call centers. Furthermore, the Company sells products and services in 19 countries outside of the United States and Canada, including 32 office supply stores in France and 12 in Japan that are owned and operated by the Company; and 115 additional office supply stores under joint venture and licensing agreements operating under the Office Depot name in six foreign countries.

The Company operates an award-winning U.S. Office Depot brand Web site at www.officedepot.com where customers can access Office Depot's low competitive prices seven days a week, twenty-four hours a day, as well as a new Web site that targets the school supply market at www.school.com. The Company also operates twenty additional Web sites, under the Office Depot and Viking Office Products names, in the U.S., Canada and ten international countries including:
Austria, Australia, Belgium, France, Japan, Germany, Ireland, Italy, the Netherlands and the United Kingdom.

Office Depot's common stock is traded on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: Except for historical information, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, including without limitation all of the projections and anticipated levels of future performance, involve risks and uncertainties which may cause actual results to differ materially from those discussed herein. These risks and uncertainties are detailed from time to time by Office Depot in its filings with the United States Securities and Exchange Commission ("SEC"), including without limitation its most recent filing on Form 10-K, filed on March 19, 2002. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company's SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial Web sites.